Exhibit 5.1

PricewaterhouseCoopers LLP Chartered Accountants PricewaterhouseCoopers Place 250 Howe Street, Suite 700 Vancouver, British Columbia Canada V6C 3S7 Telephone +1 604 806 7000 Facsimile +1 604 806 7806
February 4, 2010
We hereby consent to the incorporation by reference in the registration statement on Form F-10 (the “Registration Statement”) of Silver Standard Resources Inc. (“the Company”), of our report to the Directors of the Company on the consolidated balance sheets as at December 31, 2008 and 2007, the consolidated statements of earnings (loss), comprehensive loss, deficit and cash flows for each of the years ended December 2008, 2007 and 2006, and the effectiveness of internal control over financial reporting of the Company as at December 31, 2008. Our report is dated March 10, 2009 (except for notes 2 and 18(b),vi),iv) which are as of August 7, 2009).
We also consent to the reference to us under the headings “Interest of Experts” and “Documents Filed as Part of the Registration Statement” in the Registration Statement.
(signed) “PricewaterhouseCoopers LLP”
Chartered Accountants
Vancouver, British Columbia
“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, or, as the context requires, the PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate and independent legal entity.